PURCHASE AND ASSUMPTION AGREEMENT

                                     between

                                    CFX BANK

                                       and

                              FIRST ESSEX BANK, FSB

                           dated as of March 28, 1998


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                        PURCHASE AND ASSUMPTION AGREEMENT


ARTICLE I

        DEFINED TERMS .........................................................1
        Section 1.1.  Defined Terms ...........................................1

ARTICLE II

        TRANSFER OF ASSETS AND LIABILITIES ....................................3
        Section 2.1.  Transferred Assets ......................................3
        Section 2.2.  Purchase Price ..........................................4
        Section 2.3   Deposit Liabilities .....................................6
        Section 2.4.  Loans Transferred .......................................8
        Section 2.5.  Safe Deposit Business ..................................11
        Section 2.6.  Employee Matters .......................................11
        Section 2.7.  Records and Data Processing, etc. ......................12
        Section 2.8.  Security ...............................................13
        Section 2.9.  Taxes and Fees Proration of Certain Expenses ...........13
        Section 2.10. Real Property ..........................................13

ARTICLE III

        CLOSING AND EFFECTIVE TIME ...........................................16
        Section 3.1.  Effective Time .........................................16
        Section 3.2.  Closing ................................................16
        Section 3.3.  Post-Closing Adjustments ...............................18

ARTICLE IV

        INDEMNIFICATION ......................................................20
        Section 4.1.  Seller's Indemnification of Purchaser ..................20
        Section 4.2.  Purchaser's Indemnification of Seller ..................20
        Section 4.3.  Claims for Indemnity ...................................21
        Section 4.4.  Limitations on Indemnification .........................21

ARTICLE V

        REPRESENTATIONS AND WARRANTIES OF SELLER .............................22
        Section 5.1.  Corporate Organization .................................22
        Section 5.2.  Authority ..............................................22
        Section 5.3.  Non-Contravention ......................................22
        Section 5.4.  Compliance with Law ....................................22



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        Section 5.5.  Legal Proceedings ......................................23
        Section 5.6.  No Brokers .............................................23
        Section 5.7.  Personal Property ......................................23
        Section 5.8.  Real Property and the Leased Branch Offices ............23
        Section 5.9.  Employees ..............................................24
        Section 5.10. Assumed Contracts ......................................24
        Section 5.11. Loans ..................................................24
        Section 5.12. Environmental Matters ..................................25
        Section 5.13. Limitation of Representations and Warranties ...........25

ARTICLE VI

        REPRESENTATIONS AND WARRANTIES OF PURCHASER ..........................25
        Section 6.1.  Corporate Organization .................................26
        Section 6.2.  Authority ..............................................26
        Section 6.3.  Non-Contravention ......................................26
        Section 6.4.  Legal Proceedings ......................................26
        Section 6.5.  No Brokers .............................................26
        Section 6.6.  Regulatory Matters .....................................26
        Section 6.7.  Financing Available ....................................27

ARTICLE VII

        OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME .............27
        Section 7.1.  Access to Branch Offices ...............................27
        Section 7.2.  Regulatory Approvals ...................................27
        Section 7.3.  Conduct of Business; Maintenance of Properties .........28
        Section 7.4.  No Solicitation ........................................28
        Section 7.5.  Branch Office Operations ...............................29
        Section 7.6.  Corporate and Other Consents ...........................31
        Section 7.7   Condemnation or Casualty ...............................32
        Section 7.8.  Data Processing Services  ..............................32
        Section 7.9.  Public Announcements ...................................32
        Section 7.10. Tax Reporting  .........................................32
        Section 7.11. Actions With Respect to IRA and Keogh Plan
                      Deposit Liabilities  .....................................33

ARTICLE VIII

        CONDITIONS TO PURCHASER'S OBLIGATIONS ................................33
        Section 8.1.  Representations and Warranties True ....................34
        Section 8.2.  Obligations Performed  .................................34
        Section 8.3.  Regulatory Approvals  ..................................34



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ARTICLE IX

        CONDITIONS TO SELLER'S OBLIGATIONS ...................................34
        Section 9.1.  Representations and Warranties True ....................34
        Section 9.2.  Obligations Performed ..................................35
        Section 9.3.  Regulatory Approvals ...................................35
        Section 9.4.  Consummation of the Parent Merger ......................35

ARTICLE X

        TERMINATION    35
        Section 10.1. Methods of Termination .................................35
        Section 10.2. Procedure Upon Termination .............................36
        Section 10.3. Payment of Expenses ....................................37
        Section 10.4. Liquidated Damages .....................................37

ARTICLE XI

        MISCELLANEOUS PROVISIONS .............................................37
        Section 11.1.  Completion of the Parent Merger .......................37
        Section 11.2.  Expenses ..............................................37
        Section 11.3.  Amendment and Modification ............................38
        Section 11.4.  Waiver or Extension ...................................38
        Section 11.5.  Successors and Assigns ................................38
        Section 11.6.  Confidentiality .......................................38
        Section 11.7.  Addresses for Notices, Etc. ...........................39
        Section 11.8.  Counterparts ..........................................40
        Section 11.9.  Headings ..............................................40
        Section 11.10. Governing Law  ........................................40
        Section 11.11. Sole Agreement ........................................40
        Section 11.12. Parties in Interest  ..................................40
        Section 11.13. Specific Performance  ................................41





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


                        PURCHASE AND ASSUMPTION AGREEMENT

      Purchase and Assumption Agreement (the "Agreement"), dated as of March 28, 1998, between CFX Bank ("Seller"), a wholly-owned subsidiary of CFX Corporation ("CFX"), and First Essex Bank, FSB ("Purchaser"), a wholly-owned subsidiary of First Essex Bancorp, Inc. ("FEBI").


                              W I T N E S S E T H:

        WHEREAS, Peoples Heritage Financial Group, Inc. and CFX have entered into an Agreement and Plan of Merger, dated as of October 27, 1997 (the "Parent Merger Agreement"), which sets forth the terms and conditions pursuant to which CFX will merge with and into PHFG (the "Parent Merger"); and

        WHEREAS, Seller, in order to meet regulatory requirements dictated by the Parent Merger, desires to sell certain assets of, and transfer certain liabilities assigned to, certain branch offices of Seller; and

        WHEREAS, Purchaser wishes to purchase such assets and assume such liabilities upon the terms and conditions set forth herein;

        NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Seller and Purchaser agree as follows:

                                    ARTICLE I

                                  DEFINED TERMS


Section 1.1.   Defined Terms.

        The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

        "BNH" has the meaning set forth in Section 11.5(b).

        "Branch Offices" means the branch offices of Seller listed on Exhibit
    1.1 hereto.

        "Closing" and "Closing Date" have the meanings set forth in Section 3.1.

        "Code" has the meaning set forth in Section 2.2(e).

        "Coin and Currency" has the meaning set forth in Section 2.1(a)(6).

        "Deposit Liabilities" has the meaning set forth in Section 2.3(a).

        "Effective Time" has the meaning set forth in Section 3.1.

        "Employees" shall have the meaning set forth in Section 2.6.

        "Equipment Leases" has the meaning set forth in Section 2.1(a)(3).

        "Excluded Assets" has the meaning set forth in Section 2.1(b).

        "Excluded Deposit Liabilities" has the meaning set forth in Section 2.3.

        "Excluded IRA/Keogh Deposit Liabilities" has the meaning set forth in
    Section 7.11.

        "FDIA" has the meaning set forth in Section 5.1.

        "Initial Closing Statement" has the meaning set forth in Section 2.2(c).

        "IRA" has the meaning set forth in Section 2.3.

        "Landlord Consents" has the meaning set forth in Section 3.2(b)(4).

        "Loans" has the meaning set forth in Section 2.4.

        "Net Book Value" has the meaning set forth in Section 2.2(d).

        "Parent Merger" has the meaning set forth in the first recital to this Agreement.

        "Personal Property" has the meaning set forth in Section 2.1(a)(2).

        "Post-Closing Balance Sheet" and "Post-Closing Balance Sheet Delivery Date" have the meanings set forth in Section 3.3(a).

        "Pre-Closing Balance Sheet" and "Pre-Closing Balance Sheet Date" have the meanings set forth in Section 2.2(c).

        "Purchase Price" has the meaning set forth in Section 2.2(a).

        "Real Property" has the meaning set forth in Section 2.1(a)(1).

        "Real Property Leases" has the meaning set forth in Section 2.1(a)(3).

        "Regulatory Approvals" has the meaning set forth in Section 8.3.

        "Safe Deposit Contracts" has the meaning set forth in Section 2.1(a)(4).




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        "Tenant Leases" has the meaning set forth in Section 2.1(a)(3).

        "Title Defects" has the meaning set forth in Section 2.10(a)(ii).

        "Transferred Assets" has the meaning set forth in Section 2.1(a).


                                   ARTICLE II

                       TRANSFER OF ASSETS AND LIABILITIES

Section 2.1.   Transferred Assets.

        (a) As of the Effective Time and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, the following assets at the Branch Offices, except as otherwise excluded from sale pursuant to the provisions of subsection
(b) below (collectively, the "Transferred Assets"):

               (1) subject to Section 2.10 hereof, all of Seller's transferable right, title and interest in and to all real estate and improvements thereon at the Branch Offices, but not including any leasehold estates covered by subsection (3) below, together with all rights and appurtenances pertaining thereto (as listed on Exhibit 2.1(a)(1), the "Real Property");

               (2) the furniture, fixtures, leasehold improvements, equipment and other tangible personal property located on or affixed to the Real Property or located at leased Branch Office locations (as listed on Exhibit 2.1(a)(2), and subject to adjustment as a result of changes in the ordinary course of business of the Branch Offices, the "Personal Property");

               (3) all assignable leases affecting the Branch Offices, including
        (i) all leases of real property and space in Real Property where Seller is the lessee (as listed on Exhibit 2.1(a)(3)(i), the "Real Property Leases"), (ii) any leases of real property and space in Real Property where Seller is a lessor (as listed on Exhibit 2.1(a)(3)(ii), the "Tenant Leases") and (iii) all leases for equipment located at the Branch Offices (as listed on Exhibit 2.1(a)(3)(iii), and subject to adjustment as a result of changes in the ordinary course of business of the Branch Offices, the "Equipment Leases");

               (4) all safe deposit contracts and leases for the safe deposit boxes located at the Branch Offices as of the Effective Time (as listed on Exhibit 2.1(a)(4), and subject to adjustment as a result of changes in the ordinary course of business of the Branch Offices, the "Safe Deposit Contracts");

               (5)     all Loans transferred pursuant to Section 2.4; and

               (6) all coins and currency located at the Branch Offices as of the Effective Time (the "Coins and Currency").


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

        (b) Excluded from the assets, properties and rights being transferred, conveyed and assigned to Purchaser under this Agreement are (i) the proprietary merchandising equipment and other assets listed on Exhibit 2.1(b) hereto, (ii) Seller's rights in and to its name and the names of financial institutions acquired by Seller and any of Seller's or its acquired financial institutions' corporate logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, trademarks or trade names, (iii) residential mortgage servicing rights for 1-4 family residential mortgages loans at the Branch Offices, (iv) any regulatory licenses or any other nonassignable licenses and permits, (v) trust, brokerage, mutual fund and similar relationships and
(vi) any proprietary Seller software (collectively, the "Excluded Assets"). Seller shall coordinate with Purchaser to remove the Excluded Assets from the Branch Offices on or prior to the Effective Time. Seller shall remove the Excluded Assets at its own cost and using its reasonable efforts to attempt to minimize any damage as a result of such removal. Apart from making any repairs necessitated by Seller's negligence in removing the Excluded Assets, Seller shall be under no obligation to restore the premises to their original condition, which shall be the responsibility of Purchaser.

        (c) Except for data provided pursuant to Sections 2.3, 2.4, 2.5 and 2.6, all internal reports and data relating to, containing or derived from the operating results of Seller and its affiliates or any subsidiary or division or line of business thereof (in each case including financial institutions acquired by Seller and their affiliates), whether contained in books, records or other paper format, accessed through the computer and data processing systems of Seller and its affiliates, or otherwise in the possession of Seller, shall remain solely the property of Seller, and nothing contained in this Agreement shall be construed as transferring to or vesting in Purchaser any right or interest in or to such data and information. Purchaser acknowledges that Seller shall be entitled to take all such steps prior to or following the Effective Time as shall be necessary in Seller's sole discretion to effect the foregoing, including taking such actions as are necessary to ensure that all access to such information at the offices of Seller shall be terminated as of the Closing. Purchaser shall promptly return to Seller any such information or data described herein which remains at any Branch Office transferred following the Effective Time.


Section 2.2. Purchase Price.

        (a) As consideration for the purchase of the Branch Offices, Purchaser shall pay Seller a purchase price equal to the sum of the following (the "Purchase Price"):

               (1) The Net Book Value of the Personal Property and the Real Property on the Closing Date;

               (2) A premium for the Deposit Liabilities equal to 10% of the average aggregate daily balance of the Deposit Liabilities for the period commencing on the 15th day prior to the Closing Date and ending on the Closing Date.

               (3) The Net Book Value of the Loans on the Closing Date; and



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               (4) The face amount of the Coins and Currency.

        (b) In addition, Purchaser shall assume, as of the Effective Time, all of the duties, obligations and liabilities of Seller relating to the Deposit Liabilities and to any of the following accruing or arising on or after the Effective Time: the Real Property, the Real Property Leases, the Tenant Leases, the Equipment Leases and the Safe Deposit Contracts.

        (c) Seller shall (i) prepare a balance sheet (the "Pre-Closing Balance Sheet") in accordance with generally accepted accounting principles consistently applied as of a date not earlier than 30 calendar days prior to the Effective Time anticipated by the parties (the "Pre-Closing Balance Sheet Date") and a related initial closing statement (the "Initial Closing Statement") reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder and (ii) update the appropriate Exhibits to this Agreement to reflect changes in the ordinary course of business of the Branch Offices between the date hereof and the Pre-Closing Balance Sheet Date. Seller agrees to pay to Purchaser at the Closing, in immediately available funds, the excess, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to subsection (b) above, as reflected on the Pre-Closing Balance Sheet, over the estimated aggregate Purchase Price computed in accordance with subsection (a) above, as reflected on the Initial Closing Statement. Purchaser agrees to pay Seller at the Closing, in immediately available funds, the excess, if any, of the aggregate Purchase Price computed in accordance with subsection (a) above, as reflected on the Initial Closing Statement, over the amount of Deposit Liabilities assumed by Purchaser pursuant to subsection (b) above, as reflected on the Pre-Closing Balance Sheet. Amounts paid at Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet and the Final Closing Statement.

        (d) With respect to Personal Property and Real Property, Net Book Value is the value that the asset is carried on Seller's general ledger. With regard to Loans, Net Book Value is the aggregate principal amount of the Loans, plus accrued and unpaid interest and late charges thereon, but such value shall not include any loan loss reserves or general reserve.

        (e) (1) Seller and Purchaser agree to allocate the final Purchase Price in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Within 30 days after the Closing Date, Purchaser shall provide to Seller Purchaser's proposed allocation of the purchase price as finally determined and paid by Purchaser hereunder. Within 30 days after the receipt of such allocation, Seller shall propose to Purchaser any changes to such allocation or otherwise shall be deemed to have agreed with such allocation.

        (2) Seller and Purchaser shall reduce such allocation to writing, including jointly and properly executing completed Internal Revenue Service Form 8594, and any other forms or statements required by the Code, Treasury Regulations or the Internal Revenue Service, together with any and all attachments required to be filed therewith. Seller and Purchaser shall file timely any such forms and statements with the Internal Revenue Service.



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

        (3) To the extent consistent with applicable law, Seller and Purchaser shall not file any tax return or other documents or otherwise take any position with respect to taxes which is inconsistent with such allocation of the final purchase price, provided, however, that neither Seller nor Purchaser shall be obligated to litigate any challenge to such allocation of the final purchase price by a governmental authority.

        (4) Seller and Purchaser shall promptly inform one another of any challenge by any governmental authority to any allocation made pursuant to this subsection and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

Section 2.3    Deposit Liabilities.

        (a) "Deposit Liabilities" shall mean all deposit liabilities of Seller that Purchaser may legally assume, which shall consist of (i) all savings accounts, (ii) all certificates of deposit, (iii) all negotiable order of withdrawal accounts, (iv) all demand deposit accounts, (v) all money market deposit accounts, (vi) all individual retirement accounts ("IRAs"), Keogh Plan accounts and trust deposit accounts that Purchaser may legally assume and (vii) all other deposit or savings accounts allocated on the records of Seller to the Branch Offices according to their respective terms as of the close of business on the Closing Date (including Deposit Liabilities with respect to the deposit accounts listed on Exhibit 2.3(a) which remain such as of the Closing Date), in each case together with interest accrued thereon but unpaid as of the Closing Date, provided that Deposit Liabilities shall not include the Excluded Deposit Liabilities. For purposes of this Agreement, "Excluded Deposit Liabilities" shall mean (i) Deposit Liabilities with respect to accounts which are booked by Seller at any Branch Office and are held by Seller under or pursuant to any judgment, decree or order of any court, (ii) the Excluded IRA/Keogh Deposit Liabilities and trust deposit accounts which by their terms are not subject to assignment (it being understood that all other types of IRA, Keogh Plan and trust Deposit Liabilities are intended to be transferred), (iii) Deposit Liabilities associated with or securing Loans which are excluded in accordance with Section 2.4(b) and (iv) except to the extent that they specifically relate to a Loan, dealer reserve accounts which automobile, recreational vehicle and recreational boating dealerships maintain with Seller in connection with Seller's indirect consumer lending activities.

        (b) Purchaser shall not assume or be bound by any liabilities or obligations of Seller of any kind or nature, known or unknown, contingent or otherwise, other than the liabilities and obligations specifically assumed by Purchaser under Section 2.2(b) or as otherwise provided in this Agreement.

        (c) Seller and Purchaser agree that Seller is not guaranteeing to Purchaser any minimum amount of Deposit Liabilities as of the Closing Date or that any deposit customers whose Deposit Liabilities are assumed by Purchaser will continue to be customers of Purchaser after the Effective Time.




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

        (d) Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.

        (e) If, after the Effective Time, any depositor, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities assumed, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making any such payment, provided, that if Seller shall pay the same, Purchaser agrees to reimburse Seller for any such payments, and Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts or withdrawal orders and any such representations or warranties implied by law are hereby expressly disclaimed. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of checks, drafts, withdrawal orders, returns and other items presented to and paid by Seller within 30 calendar days after the Effective Time and drawn on or chargeable to accounts that have been assumed by Purchaser.

        (f) Purchaser agrees, at its cost and expense, (1) to assign new account numbers to depositors of assumed Deposit Liabilities, (2) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Seller and Purchaser and in accordance with the requirements of applicable laws and regulations, of Purchaser's assumption of the Deposit Liabilities, (3) to furnish such depositors with checks on the forms of Purchaser and with instructions to utilize Purchaser's checks and to destroy unused check, draft and withdrawal order forms of Seller (if Purchaser so elects, Purchaser may offer to buy from such depositors their unused Seller's check, draft and withdrawal order forms), (4) to reissue all ATM and debit cards (with new PIN numbers) associated with the depositors of assumed Deposit Liabilities and (5) to replace all line of credit checks with checks on the forms of Purchaser, with instructions to utilize Purchaser's checks and to destroy the unused checks. At its expense, Seller will prepare and deliver to Purchaser two sets of its normal customer mailing labels relating to the Deposit Liabilities. In addition, subsequent to regulatory approval, Seller will notify its affected customers by letter of the pending assignment of Seller's Deposit Liabilities to Purchaser, which notice shall be at Seller's cost and expense and shall be in a form mutually agreeable to Seller and Purchaser.

        (g) Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to any assumed Deposit Liabilities as of the Effective Time that are returned to Seller after the Effective Time.

        (h) As of the Effective Time, Purchaser will assume and discharge Seller's duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the Deposit Liabilities assumed under this Agreement.




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

        (i) As of the Effective Time, Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller's right of access to such records as provided in this Agreement.

        (j) Seller will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose periodic fees or blanket charges in connection with such final statements. Purchaser will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts after the Effective Time.

        (k) Prior to the Closing Date, Purchaser, at its expense, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to this Agreement, provided, however, that Seller may, at its option, notify all such originators (on behalf of Purchaser) also at the expense of Purchaser. For a period of 60 calendar days beginning on the Effective Time, Seller will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items. Seller will make available to Purchaser at Seller's operations center receiving items from the Automated Clearing House tapes containing such ACH data. Items mistakenly routed or presented after the 60-day period will be returned to the presenting party. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller, and Seller shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement to accept ACH items.

        (l) As of the Effective Time, Seller shall transfer and assign all files, documents and records related to the Deposit Liabilities to Purchaser, including such information held in electronic form, and Purchaser will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

        (m) In case of any dispute with or inquiry by any customer whose Deposit Liability account is subject to this Agreement, which dispute or inquiry relates to the servicing of such account by Seller prior to the date for which a deposit history has been provided to Purchaser, Seller will provide Purchaser, where available and to the extent reasonably requested by Purchaser and not already provided to Purchaser, information regarding the Deposit Liability account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to the Deposit Liability account holder within a period of time and in a manner which would comply with standard banking practices and customs.



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Section 2.4.   Loans Transferred.

        (a) Seller will transfer to Purchaser as of the Effective Time, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest (including accrued but unpaid interest and late charges and collateral relating thereto) in (i) loans secured by deposit accounts, including but not limited to savings accounts and certificates of deposit, and unsecured loans created by writing a check or similar instrument and resulting in an overdraft where there is no established line of credit, in each case allocated on the records of Seller to the Branch Offices (as listed on Exhibit 2.4(a)(i), and subject to adjustment as a result of changes in the ordinary course of business of the Branch Offices, the "Deposit Related Loans"), and (ii) certain non-deposit related loans allocated on the records of Seller to the Branch Offices (as listed on Exhibit 2.4(a)(ii), and subject to adjustment as a result of changes in the ordinary course of business of the Branch Offices, the "Other Loans"), provided, however, that the Deposit Related Loans and the Other Loans (collectively, the "Loans") shall not include any loans described in subsection
(b) below. The Loans (as well as any lien or security interest related thereto) shall be transferred by means of a blanket (collective) assignment and not individually (except as may be otherwise required by law).

        (b) Notwithstanding the provisions of subsection (a) above, the Loans shall not include:

               (1) nonaccruals (which term shall include loans in which the collateral securing the same has been repossessed or in which collection efforts have been instituted or foreclosure proceedings have been filed);

               (2) loans 90 calendar days or more past due or otherwise in default;

               (3) loans upon which insurance has been force-placed;

               (4) loans in connection with which the borrower has filed a petition for relief under the United States Bankruptcy Code prior to the Effective Time; or

               (5) loans which are excluded based on the mutual agreement of the parties.

        (c) Seller and Purchaser agree that Purchaser will become the beneficiary of credit life insurance written on direct consumer installment loans and coverage will continue to be the obligation of the current insurer after the Effective Time and for the duration of such insurance as provided under the terms of the policy or certificate. If Purchaser becomes the beneficiary of credit life insurance written on direct consumer installment loans, Seller and Purchaser agree to cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time. After the Effective Time, Seller will promptly deliver to Purchaser the proceeds of any credit life insurance relating to Loans inadvertently received by it. The parties' obligations in this section are subject to any restrictions contained in existing insurance contracts as well as applicable laws and regulations.



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

        (d) In connection with the transfer of any Loans requiring notice to the borrower and the servicer, Purchaser and Seller will comply with all notice and reporting requirements of the loan documents or of any law or regulation.

        (e) All Loans will be transferred without recourse and without any warranties or representations as to their collectibility or the creditworthiness of any of the obligors of the Loans.

        (f) Purchaser will at its expense issue new coupon books or other forms of payment identification for payment of Loans for which Seller provides coupon books, with instructions to utilize Purchaser coupons or forms and to destroy coupons furnished by Seller.

        (g) For a period of 60 calendar days after the Effective Time, Seller will forward to Purchaser Loan payments received by Seller. Purchaser shall reimburse Seller for checks returned on payments forwarded to Purchaser.

        (h) As of the Effective Time, Seller shall transfer and assign all files, documents and records related to the Loans to Purchaser, including such information held in electronic form, and Purchaser will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

        (i) If the balance due on any Loan purchased pursuant to this Section
2.4 has been reduced by Seller as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly upon demand.

Section 2.5.      Safe Deposit Business.

         (a) As of the Effective Time, Purchaser will assume and discharge Seller's obligations with respect to the safe deposit box business at the Branch Offices in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.

         (b) As of the Effective Time, Seller shall transfer and assign the records related to such safe deposit box business to Purchaser, and Purchaser shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Branch Offices.

Section 2.6.      Employee Matters.

         (a) Purchaser will offer employment to all employees actively employed by Seller at the Branch Offices as of the Effective Time (as listed on Exhibit 2.6(a), and subject to adjustment as a result of changes in the ordinary course of business of the Branch Offices, the "Employees"), provided that nothing contained herein shall obligate Purchaser to continue to employ Employee for any specific period of time after the Effective Time.

               (i) The base salary for each Employee hired by Purchaser shall not be less than the base salary provided by Seller immediately prior to the Effective Time, subject to changes due to employment classification.

               (ii) Each Employee who immediately becomes an employee of Purchaser shall be eligible to participate in (i) the retirement plans and programs available to employees of Purchaser and (ii) the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of Purchaser, subject in each case to the terms of such plans and programs. Except as otherwise provided by the terms of Purchaser's defined benefit pension plan, service with Seller and financial institutions acquired by Seller shall be deemed to be service with Purchaser for the purpose of determining eligibility to participate in and vesting (but not benefit accrual) under such plans and programs, as well as for purposes of Purchaser's vacation and sick leave policies. Purchaser shall provide Employees with full credit for copayment, deductible amounts and out-of-pocket maximums under any employee benefit plan and program of Purchaser paid by the Employees prior to the Effective Time and shall not apply any pre-existing condition, waiting period or other similar limitations to the Employees, except to the extent that any of the same is applicable to employees of the Purchaser.

               (iii) Each Employee who immediately becomes an employee of Purchaser and is terminated by Purchaser subsequent to the Effective Time shall be entitled to severance benefits from Purchaser in accordance with the employee severance plan adopted by PHFG in connection with the Parent Merger or the severance plan formerly maintained by Community Bankshares, Inc. in the case of Employees formerly employed by such entity, copies of which are included in
        Exhibit 2.6(a)(iii). An Employee's service with Seller and financial institutions acquired by Seller shall be deemed to be service with Purchaser for purposes of determining the amount of such severance benefits.

        (b) After the execution of this Agreement, Seller will continue its normal employment practices in staffing the Branch Offices; however, Seller makes no representations or warranties about whether any of the Employees who become employees of Purchaser will remain employed at the Branch Offices after the Effective Time. Seller will use its reasonable best efforts to:

               (i) maintain the Employees as employees of Seller at the Branch Offices until the Effective Time;

               (ii) refrain from dissuading any Employee from accepting an offer of employment with Purchaser; and

               (iii) refrain from recruiting Employees for alternate positions with Seller, provided that, notwithstanding the foregoing, Seller may transfer or reassign an Employee who applies for any available position with Seller or an affiliate of Seller which is publicly advertised or of which Seller provides notice to its employees with qualifications similar to those of such Employee.

        (c) Seller shall affirmatively advise the Employees that their current positions with Seller will terminate as of the Effective Time. Any Employee whose employment shall be terminated for any reason prior to the Effective Time shall be dealt with by Seller in its sole and absolute discretion. Any Employee who, for any reason, elects not to accept an offer of employment from Purchaser shall be deemed to be part of Seller's pool of unassigned employees and may, after the Effective Time, be assigned to any openings in Sellers' banking system. Seller agrees that, for a period of 12 months after the Closing, it will not solicit for employment any Employee who remains employed by Purchaser.

        (d) After the execution of this Agreement and subject to any legal restrictions, Seller shall permit Purchaser, at reasonable times and upon reasonable notice, to examine and inspect Seller's records relating to Employees and to meet with Employees for training and other purposes which are consistent with the purposes of this Agreement.

Section 2.7.   Records and Data Processing, etc.

        (a) As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records referred to in this Agreement. Purchaser will preserve and safekeep them as required by applicable law and sound banking practice for the joint benefit of Seller and Purchaser. After the Effective Time, Purchaser will permit Seller and its representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce any such files, documents or records, and to have similar access to such records and Seller's former employees, as may be reasonably necessary for purposes of preparation of required records and reports (including regulatory and tax reports and returns) and as may be required in connection with any third party litigation.

        (b) As of the Effective Time, Seller will permit Purchaser and its representatives, for reasonable cause, at reasonable times and upon reasonable notice, to examine, inspect, copy and reproduce files, documents or records retained by Seller regarding the assets and liabilities transferred under this Agreement as Purchaser deems reasonably necessary.

        (c) For a period of 90 days after the Effective Time, the party providing copies of records shall do so without charge; thereafter it may charge its customary rate for such copies.

        (d) It is understood that certain of Seller's records, including certificates of deposit, may be available only in electronic form or in the form of photocopies, film copies or other nonoriginal and non-paper media.

        (e) To the extent not prepared or completed at the time of the execution of this Agreement, Seller will work with Purchaser to prepare mutually satisfactory Schedules of the Transferred Assets and the Deposit Liabilities.

Section 2.8.   Security.

        As of the Effective Time, Purchaser shall be solely responsible for the security of and insurance on all persons and property located in or about the Branch Offices.

Section 2.9.   Taxes and Fees Proration of Certain Expenses.

        Purchaser shall not be responsible for, or have any liability with respect to, taxes on any income to Seller arising out of this transaction. Purchaser shall not be responsible for any income tax liability of Seller arising from the business or operations of the Branch Offices before the Effective Time, and Seller shall not be responsible for any tax liabilities of Purchaser arising from the business or operations of the Branch Offices after the Effective Time. Utility payments, telephone charges, real property taxes, personal property taxes, rent, salaries, deposit insurance premiums or assessments, maintenance items, other ordinary operating expenses of the Branch Offices and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent any such item has been prepaid by Seller for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Seller. Purchaser shall be responsible for the payment of any non-delinquent assessments. Seller and Purchaser shall each be responsible for their own costs with respect to the preparation and filing of any tax returns, as well as the preparation, review and analysis of the allocation statements and any forms or statements prepared in connection with the allocation of the final Purchase Price.

Section 2.10.  Real Property.

        (a)    Title Matters.

               (i) Seller agrees to deliver to Purchaser as soon as reasonably possible upon Purchaser's request copies of all title information in possession of Seller, including, but not limited to, title insurance policies, attorneys' opinions on title, surveys, covenants, deeds and easements relating to the Real Property and the leased Branch Office locations. Such delivery shall constitute no warranty by Seller as to the accuracy or completeness thereof or that Purchaser is entitled to rely thereon.

               (ii) Purchaser agrees to notify Seller, in writing within 30 calendar days after the date of this Agreement, of any mortgages, pledges, material liens, encumbrances, reservations, tenancies, encroachments, overlaps or other title exceptions, survey objections, or zoning or similar land use violations (excluding legal but non-conforming uses) or material engineering or structural problems related to the Real Property to which Purchaser reasonably objects (the "Title Defects"). If Purchaser does not notify Seller of Title Defects within such time period, Purchaser shall be deemed to have waived its rights under this Section 2.10. Purchaser agrees that Title Defects shall not include real property taxes not yet due and payable or easements, restrictions, tenancies, survey matters or other title matters and rights of way which do not materially interfere with the use of the Real Property as such facilities are currently utilized. Following receipt of any such notice from Purchaser, Seller shall make a good faith effort to correct any such Title Defect to Purchaser's reasonable satisfaction, provided, however, that Seller shall not be obligated to bring any lawsuit or make any payments of money (except to pay liens that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable or unwilling to cure any such Title Defects to Purchaser's reasonable satisfaction, Purchaser shall have the option to receive title in the then-existing condition or to enter into the lease of such Branch Office described in Section 2.10(a)(iv).

               (iii) Purchaser shall have the right to update its evaluation of Title Defects up to 10 business days prior to Closing for any changes which may have arisen between the date of Purchaser's original evaluation and the Closing Date. If such update indicates that any Title Defects have been placed of record since the date of Purchaser's original title search, and Purchaser reasonably objects thereto in writing, then Seller shall make a good faith effort to cure any such Title Defect to Purchaser's reasonable satisfaction, provided that Seller shall not be obligated to bring any lawsuit or make any payments of money (except to pay liens that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable or unwilling to cure any such Title Defect, Purchaser shall have the option to receive title in the then-existing condition or to enter into the lease of such Branch Office described in Section 2.10(a)(iv).

               (iv) In the event Purchaser notifies Seller of an unacceptable Title Defect and does not desire to purchase the applicable Branch Office, Seller shall lease such Branch Office to Purchaser at existing market rates for a term of 10 years. The parties agree that if they cannot agree upon a rent to be payable for any such Branch Office to be leased to Purchaser under this provision, the "market rate" shall be determined by an appraisal to be conducted by an appraiser acceptable to both parties, with the cost of such appraisal to be shared equally by both parties. The right to elect a lease (in lieu of purchase) of a Branch Office under this Section 2.10(a)(iv) will continue until 10 business days prior to Closing, at which time such right will lapse.

        (b)    Environmental Matters.

               (i) Seller agrees to deliver to Purchaser as soon as reasonably possible upon Purchaser's request copies of all environmental studies, reports and audits in Seller's possession related to the Branch Offices.

               (ii) Purchaser shall have the right, but not the obligation, at its sole cost and expense, to cause such investigations and tests to be made as it deems necessary to determine whether there has been any soil, surface water, groundwater, or building space contamination on or under the Real Property. Seller shall provide reasonable assistance to Purchaser and/or its agents or contractors in their evaluation and testing of the Real Property and Seller shall provide Purchaser and/or its agents or contractors access to pertinent records and documents. Seller authorizes Purchaser and/or its agents or contractors to contact governmental agencies regarding the environmental status of the Real Property. Purchaser shall report the results of any such investigations or tests to Seller no later than 30 days after the date of this Agreement, provided, however, that without the prior written consent of Seller, which consent will not be unreasonably withheld, and execution of a satisfactory property access agreement, Purchaser shall not conduct subsurface testing, any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from, or the reporting of the investigation or the results thereof to, a state or local environmental regulatory authority or the United States Environmental Protection Agency. If Purchaser objects to any material adverse environmental condition which impacts a piece of Real Estate, Seller shall have the right, but not the obligation, to cure any such material adverse environmental condition which is discovered by Purchaser's investigation. If at the end of the 30-day period Seller is unable or unwilling to cure such problem, Purchaser shall have the option to accept the premises in the then-existing condition or to enter into the lease of such Branch Office described in Section 2.10(b)(iii).

               (iii) In the event Purchaser notifies Seller of a material adverse environmental condition relating to a piece of Real Estate and does not desire to purchase the applicable Branch Office, Seller shall lease such Branch Office to Purchaser at existing market rates for a term of 10 years. The parties agree that if they cannot agree upon a rent to be payable for any such Branch Office to be leased to Purchaser under this provision, the "market rate" shall be determined by an appraisal to be conducted by an appraiser acceptable to both parties, with the cost of such appraisal to be shared equally by both parties. The right to elect a lease (in lieu of purchase) of a Branch Office under this Section 2.10(b)(iii) will continue until 10 business days prior to Closing, at which time such right will lapse.

                                   ARTICLE III

                           CLOSING AND EFFECTIVE TIME

Section 3.1.   Effective Time.

        The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held at the executive offices of BNH in Manchester, New Hampshire at 10:00 a.m., local time, or at such other time and place as the parties shall mutually agree, on a date to be mutually agreed upon between the parties, which date shall be after the closing of the Parent Merger and after the receipt of all Regulatory Approvals, provided that the Closing shall occur on or before June 30, 1998, unless reasonably extended by Seller after reasonable notice to Purchaser to a date which is not later than 180 days after consummation of the Parent Merger. The effective time of the transactions contemplated by this Agreement (the "Effective Time") shall be 5:00 p.m., local time, on the day on which the Closing occurs (the "Closing Date").

Section 3.2.   Closing.

        (a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

        (b) At the Closing, subject to all the terms and conditions of this Agreement, Seller shall execute and deliver to Purchaser or, in the case of subsections (b) (5), (6), (7) and (8), make reasonably available to Purchaser:

               (1) quitclaim deeds for the Real Property in the form of Exhibit 3.2(b)(1), pursuant to which the Real Property shall be transferred to Purchaser with quitclaim covenants (the "Quitclaim Deed");

               (2) a Bill of Sale, in substantially the form attached hereto as
        Exhibit 3.2(b)(2) (the "Bill of Sale"), transferring to Purchaser all of Seller's interest in the Personal Property and in the Loans;

               (3) an Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 3.2(b)(3) (the "Assignment and Assumption Agreement"), assigning Seller's interest in the Real Property Leases, the Equipment Leases, the Tenant Leases, the Safe Deposit Contracts and the Deposit Liabilities;

               (4) subject to Section 7.6(b), landlord consents, in substantially the form attached hereto as Exhibit 3.2(b)(4) (the "Landlord Consents"), that are required to effect the assignment of the Real Estate Leases set forth in the Assignment and Assumption Agreement;

               (5) Seller's keys to the safe deposit boxes and Seller's records related to the safe deposit box business at the Branch Offices;

               (6)  Seller's files and records related to the Loans;

               (7) Seller's records related to the Deposit Liabilities assumed by Purchaser;

               (8)  the Coins and Currency;

               (9) immediately available funds in the net amount shown as owing to Purchaser by Seller on the Initial Closing Statement, if any;

               (10) such of the other Transferred Assets to be purchased as shall be capable of physical delivery;

               (11) a certificate of a proper officer of Seller, dated as of the Closing Date, in the form of Exhibit 3.2(b)(11), certifying to the fulfillment of the conditions to the obligation of Purchaser contained in Sections 8.1 and 8.2;

               (12) copies of (i) the articles of incorporation and bylaws of Seller and (ii) a resolution of the Board of Directors of Seller approving the Agreement and the transactions contemplated hereby;

               (13) the Initial Closing Statement;

               (14) lease agreements for any Branch Offices to be leased to the Purchaser under the provisions of Section 2.10;

               (15) Seller's resignation as trustee or custodian, as applicable, with respect to each IRA or Keogh Plan account included in the Deposit Liabilities and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 7.11; and

               (16) such certificates and other documents as Purchaser and its counsel may reasonably require (i) to evidence receipt by Seller of all necessary regulatory authorizations and approvals for the consummation by Seller of the transactions provided for in this Agreement and (ii) to effect the transactions provided for in this Agreement.

        It is understood that the items listed in subsections (b)(5) and (b)(8) shall be transferred after the Branch Offices have closed for business on the Closing Date.

        (c) At the Closing subject to all the terms and conditions of this Agreement, Purchaser shall execute and deliver to Seller:

               (1)     the Assignment and Assumption Agreement;

               (2) a certificate and receipt acknowledging the delivery and receipt of possession of the Transferred Assets;

               (3) immediately available funds in the net amount shown as owing to Seller by Purchaser on the Initial Closing Statement, if any;

               (4) a certificate of a proper officer of Purchaser, dated as of the Closing Date, in the form of Exhibit 3.2(c)(4), certifying to the fulfillment of the conditions to the obligation of Seller contained in Sections 9.1 and 9.2;

               (5) copies of (i) the articles of incorporation and bylaws of Purchaser and (ii) a resolution of the Board of Directors of Purchaser approving the Agreement and the transactions contemplated hereby;

               (6) purchaser's acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Plan accounts included in the Deposit Liabilities and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 7.11;

               (7) the Initial Closing Statement; and

               (8) such certificates and other documents as Seller and its counsel may reasonably require (i) to evidence the receipt by Purchaser of all necessary regulatory authorizations and approvals for the consummation by Purchaser of the transactions provided for in this Agreement and (ii) to effect the transactions provided for in this Agreement.

        (d) All instruments, agreements and certificates described in this
Section 3.2 shall be in form and substance reasonably satisfactory to the parties' respective legal counsel.

Section 3.3.   Post-Closing Adjustments.

        (a) Not later than 20 business days after the Effective Time (the "Post-Closing Balance Sheet Delivery Date"), Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time and prepared in accordance with generally accepted accounting principles consistently applied reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the "Post-Closing Balance Sheet") together with a copy of Seller's calculation of the adjusted Purchase Price and amounts payable thereunder, as reflected in a final closing statement (the "Final Closing Statement"). Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet and the Final Closing Statement. Within 10 business days following the Post-Closing Balance Sheet Delivery Date, Seller and Purchaser shall meet at the executive offices of BNH in Manchester, New Hampshire at 10:00 a.m., local time, or at such other time and place as the parties shall mutually agree, to effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet and resulting changes in the Purchase Price, as reflected in the Final Closing Statement, together with interest thereon computed from the Effective Time to the Post-Closing Balance Sheet Delivery Date at the applicable Federal Funds Rate (as hereinafter defined).

        (b) In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Post-Closing Balance Sheet Delivery Date, each party shall pay to the other on such Post-Closing Balance Sheet Delivery Date all amounts other than those as to which a dispute exists. Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Effective Time to the date paid at the applicable Federal Funds Rate.

        (c) The "Federal Funds Rate" shall be the mean of the high and low rates quoted for Federal Funds in the Money Rates Column of The Wall Street Journal adjusted as such mean may increase or decrease during the period between the Effective Time and the date paid.

                                   ARTICLE IV

                                 INDEMNIFICATION

Section 4.1.   Seller's Indemnification of Purchaser.

        (a) Subject to any limitations in Sections 4.1(b) and 5.8(e) or otherwise contained in this Agreement, Seller shall indemnify, hold harmless and defend Purchaser from and against (i) any breach by Seller of any representation or warranty contained herein, (ii) claims or liabilities relating to any Title Defect or environmental contamination existing prior to the Effective Time in any Branch Office leased to the Purchaser under the provisions of Section 2.10(a)(iv) or Section 2.10(b)(iii) and (iii) all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, arising out of any actions, suits or proceedings commenced prior to the Effective Time (other than proceedings to prevent or limit the consummation of this transaction) relating to Seller's operations at the Branch Offices; and, except as otherwise provided in this Agreement, Seller shall further indemnify, hold harmless and defend Purchaser from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges) incurred by Seller prior to the Effective Time and which are claimed or demanded on or after the Effective Time, or which arise out of any actions, suits or proceedings commenced on or after the Effective Time, in connection with operations or transactions occurring prior to the Effective Time and which involve the Branch Offices, the Transferred Assets, the liabilities retained by Seller pursuant to this Agreement or the Employees.

        (b) Purchaser's sole remedy for a breach of the representations and warranties contained in Section 5.11 shall be to require Seller to purchase any Loans which materially breach such representation and warranty at a price equal to the unpaid principal amount of the Loan plus accrued interest thereon as of the date of repurchase by Seller (a "Purchase Right"). The Purchase Right can be exercised only for a period ending on the earlier of 30 days after discovery of such breach or one year after the Closing Date. Alternatively, the parties may agree to extend the exercise period with respect to a particular Loan or group of Loans and permit Purchaser to continue its customary processing and collection efforts with respect to such Loans.

Section 4.2.   Purchaser's Indemnification of Seller.

        Purchaser shall indemnify, hold harmless and defend Seller from and against any breach by Purchaser of any representation or warranty contained herein and all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges), which Seller may receive, suffer or incur in connection with operations and transactions occurring after the Effective Time and which involve the Branch Offices, the Transferred Assets, the liabilities assumed pursuant to this Agreement or the Employees.

Section 4.3.   Claims for Indemnity.

        (a) A claim for indemnity under Sections 4.1 or 4.2 of this Agreement may be made by the claiming party at any time prior to (i) two years after the Effective Time in case of a claim under Section 4.1(a)(ii) and (ii) one year after the Effective Time for all other items by the giving of written notice thereof to the other party, provided that there shall be no limitation on the time when Seller may submit a claim for indemnification relating to the Real Property Leases and on Purchaser's obligation to indemnify Seller for any such claim pursuant to Section 4.2. In the event that any such claim is made within the prescribed period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such period shall cease and no indemnity shall be made therefor.

        (b) Promptly after receipt by either party of notice of the assertion of any claim or the commencement of any action, suit or proceeding with respect to which a claim for indemnification will be made under this Agreement, such party (the "Indemnified Party") shall give written notice thereof to the other party (the "Indemnitor") and will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, it shall have been materially prejudiced thereby. In case any such action, suit or proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party's counsel, representation by the Indemnitor's counsel may present a conflict of interest or that there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. The Indemnitor will not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or proceeding. If the Indemnitor assumes the defense of any claim, action, suit or proceeding as provided in this Section 4.1, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense. If the Indemnitor shall not assume the defense of any claim, action, suit or proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

Section 4.4.   Limitations on Indemnification.

        Notwithstanding anything to the contrary contained in this Article IV, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $100,000, provided that this limitation shall not be applicable to indemnification obligations of the parties hereto relating to the Real Property Leases. Once such aggregate amount exceeds $100,000, such party shall thereupon be entitled to indemnification for all amounts in excess of such $100,000. In addition, the parties shall have no obligation under this Articles IV for any consequential liability, damage or loss the indemnified party may suffer as the result of any demand, claim or lawsuit.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Purchaser as follows:

Section 5.1.   Corporate Organization.

        Seller is an "insured depository institution," as defined in Section 3(c)(2) of the Federal Deposit Insurance Act, as amended (the "FDIA"), duly organized, validly existing and in good standing under the laws of the State of New Hampshire.

Section 5.2.   Authority.

        Seller has the power and authority to enter into and perform this Agreement. This Agreement and the execution, delivery and performance hereof have been, or prior to the Closing will be, duly authorized and approved by the Board of Directors of Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by federal and state regulators of Seller or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Section 5.3.   Non-Contravention.

        The execution and delivery of this Agreement by Seller do not and, subject to the receipt of all required approvals and consents, the consummation of the transactions contemplated by this Agreement will not constitute (i) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license, agreement, indenture or instrument of Seller or to which Seller is subject, which breach, violation or default would have a material and adverse effect on Seller or the business or properties of the Branch Offices, or (ii) a breach or violation of or a default under the articles of incorporation or bylaws of Seller or any material contract or other instrument to which Seller is a party or by which Seller is bound.

Section 5.4.   Compliance with Law.

        The business and operations of the Branch Offices have been and are being conducted in accordance with all applicable laws, rules and regulations of all authorities, the penalty or liability for the violation of which, if imposed or asserted, could have a material adverse effect on the business, operations, revenues, financial condition, property or business properties of the Branch Offices.

Section 5.5.   Legal Proceedings.

        There are no actions, suits or proceedings, whether civil, criminal or administrative, pending or, to Seller's knowledge, threatened against or affecting Seller which would be reasonably likely to have a material adverse effect on the Branch Offices, Transferred Assets, Deposit Liabilities or consummation of the transactions contemplated hereby.

Section 5.6.   No Brokers.

        All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Purchaser, and there has been no participation or intervention by any other person, firm or corporation employee or engaged by or on behalf of Seller in such a manner as to give rise to any valid claim against Seller or Purchaser for a brokerage commission, finder's fee or like commission.

Section 5.7.   Personal Property.

        Seller owns, and will convey to Purchaser at the Closing, all of Seller's right, title and interest to all of the Personal Property free and clear of any mortgages, liens, security interests or pledges.

Section 5.8.   Real Property and the Leased Branch Offices.

        (a) Seller has no knowledge of any condemnation proceedings pending or threatened against the Real Property and the leased Branch Office locations.

        (b) To Seller's knowledge the Real Property and the leased Branch Office locations are not subject to any claim, demand, suit, proceeding or litigation of any kind, pending or outstanding, which would materially affect or limit Purchaser's use and enjoyment of the Real Property and the leased Branch Office locations or which would materially affect or restrict Seller's right or ability to enter into this Agreement and consummate the transactions contemplated hereby.

        (c) To Seller's knowledge, (i) no fact or condition exists which would result in the permanent termination or material impairment of access to the Real Property and the leased Branch Office locations from adjoining public streets or highways or in the permanent discontinuance of necessary utilities services to the Real Property and the leased Branch Office locations and (ii) all sanitation, plumbing, refuse disposal and similar facilities servicing the Branch Offices are in material compliance with applicable governmental regulations.

        (d) To Seller's knowledge, there are no unpaid assessments in connection with the Real Property and the leased Branch Office locations.

        (e) Until the Closing, Purchaser's sole remedy for a breach of the representations and warranties in this Section 5.7 shall be as provided in
Section 2.10(a).

Section 5.9.   Employees.

        No Employee located in any of the Branch Offices is a party to any collective bargaining, employment, severance, termination, or change of control agreement or represented by a labor organization of any type other than Seller's established terms of employment and severance policies. Seller is unaware of any efforts during the past three years to unionize or organize the employees of any of the Branch Offices.

Section 5.10.  Assumed Contracts.

        Each third party contract to be assumed by Purchaser pursuant to this Agreement is valid and subsisting in full force and effect and Seller has performed in all material respects all obligations required to be performed thereunder, and no condition exists which constitutes, or with notice or lapse of time, or both, would constitute, a material default.

Section 5.11.  Loans.

        (a) Each Loan was made in the ordinary course of business, has been properly executed by the parties thereto, represents the valid, and binding obligation of the obligor, enforceable by the holder thereof in accordance with its terms, is free from any material defenses, contains customary enforcement provisions such that the rights and remedies of the holder thereof are adequate for enforcement of the Loans, and, unless approved by Seller and documented in its files, no material provision of a Loan has been waived.

        (b) Each Loan (such term to include, for purposes of this paragraph, the principal documents relating in any way to such Loans, including notes, mortgages, security instruments and guarantees) complies in all material respects with all requirements of applicable Federal, state and local laws and regulations.

        (c) Each Loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Seller as mortgagee or secured party. No collateral has been released from the interest granted to Seller, unless approved by Seller and documented in its files.

        (d) No selection procedures believed to be adverse to Purchaser have been utilized by Seller in selecting the Loans.

        (e) Purchaser's sole remedy for a breach of the representations and warranties in this Section 5.11 shall be as provided in Section 4.1(b).

Section 5.12.  Environmental Matters.

        To Seller's knowledge, as of the date of this Agreement, (i) each Branch Office is, in all material respects, in compliance with all applicable Federal, state, local, or municipal statutes, ordinance, laws, and regulations and all orders, rulings, or other decisions of any court, administrative agency or any other governmental authority relating to the protection of the environment, (ii) no Branch Office contains any asbestos material; and (iii) none of the Branch Offices has in the past contained or presently contains any underground storage tanks.

Section 5.13.  Limitation of Representations and Warranties.

        Except as may be expressly represented or warranted in this Agreement, Seller makes no representation or warranty whatsoever with regard to any asset being transferred to Seller or any liability or obligation being assumed by Purchaser or as to any other matter or thing. Without limiting the foregoing, except as may be otherwise specifically set forth in this Agreement, the Real Property and the leased Branch Office locations and the Personal Property to be purchased by Purchaser hereunder are sold as is, where is and with all faults, with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller as follows:

Section 6.1.      Corporate Organization.

         Purchaser is an "insured depository institution," as defined in Section 3(c)(2) of the FDIA, duly organized, validly existing and in good standing under the laws of the United States.

Section 6.2.      Authority.

         Purchaser has the power and authority to enter into and perform this Agreement. This Agreement and the execution, delivery and performance hereof have been duly authorized and approved by the Board of Directors of Purchaser, and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by federal and state regulators of Purchaser or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Section 6.3.      Non-Contravention.

         The execution and delivery of this Agreement by Purchaser do not and, subject to the receipt of all required approvals and consents, the consummation of the transactions contemplated by this Agreement will not constitute (i) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license, agreement, indenture or instrument of Purchaser or to which Purchaser is subject, which breach, violation or default would have a material and adverse effect on Purchaser, or (ii) a breach or violation of or a default under the articles of incorporation or bylaws of Purchaser or any material contract or other instrument to which Purchaser is a party or by which Purchaser is bound.

Section 6.4.      Legal Proceedings.

         There are no actions, suits or proceedings, whether civil, criminal or administrative, pending or, to Purchaser's knowledge, threatened against or affecting Purchaser which would be reasonably likely to have a material adverse effect on Purchaser or consummation of the transactions contemplated hereby.

Section 6.5.      No Brokers.

         All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller and Purchaser, and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any valid claim against Seller or Purchaser for a brokerage commission, finder's fee or like commission.

Section 6.6.      Regulatory Matters.

         To Purchaser's knowledge:
         (a) As of the date hereof, without giving effect to the transactions contemplated hereby, and following the consummation of the transactions contemplated hereby, on a pro forma basis Purchaser will (i) remain "well capitalized," as defined in Section 38(b)(1)(A) of the FDIA and the regulations of the applicable federal banking agency thereunder, and (ii) meet all capital requirements, standards and ratios required by each federal or state bank regulator with jurisdiction over Purchaser;

         (b) As of the date hereof, Purchaser has no reason to believe that it will be required to divest any deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any Regulatory Approval;

         (c) Purchaser and each other subsidiary of FEBI which is an "insured depository institution," as defined in Section 3(c)(2) of the FDIA, was rated "Satisfactory" or "Outstanding" following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision; and

         (d) As of the date hereof, Purchaser is not aware of any reason relating to Purchaser or any affiliate of Purchaser why any Regulatory Approval shall not be obtained.

Section 6.7.      Financing Available.

         Purchaser's ability to consummate the transactions contemplated hereby is not contingent on raising any equity capital, obtaining specific financing therefor, consent of any lender or any other matter, other than the receipt of any required Regulatory Approval.

                                   ARTICLE VII

            OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME


Section 7.1.   Access to Branch Offices.

        Seller shall afford to Purchaser and its authorized representatives, upon prior notice and subject to Seller's normal security requirements, access to the properties, books and records pertaining to the Branch Offices, including but not limited to all books and records relating to the Deposit Liabilities, the Loans, the Real Property, and the Personal Property and copies of the Real Estate Leases, the Tenant Leases and the Equipment Leases in order that Purchaser may have full opportunity to make reasonable investigations and to engage in operational planning, at reasonable times without interfering with the normal business and operations of the Branch Offices or the affairs of Seller relating to the Branch Offices.

Section 7.2.   Regulatory Approvals.

               (a) Purchaser will use its best efforts to obtain as expeditiously as possible the Regulatory Approvals and will prepare and file within 16 calendar days after the execution of this Agreement all necessary applications of Purchaser for the Regulatory Approvals. As of the Closing Date, Purchaser will satisfy each and all of the standards and requirements reasonably within its control imposed as a condition to obtaining or necessary to comply with the Regulatory Approvals. Purchaser shall pay any fees charged by any regulatory authorities to which it must apply for any of the Regulatory Approvals. Purchaser shall take no action which would adversely affect or delay the ability of any party hereto to obtain any Regulatory Approval or to perform its covenants and agreements under this Agreement.

        (b) Seller shall use its reasonable best efforts to assist Purchaser in obtaining the Regulatory Approvals. Seller shall provide Purchaser or the appropriate regulatory authorities all information reasonably required to be submitted by Purchaser in connection with the Regulatory Approvals.

Section 7.3.   Conduct of Business; Maintenance of Properties.

        From the date hereof until the Effective Time, Seller shall:

        (a) carry on, or cause to be carried on, the business of the Branch Offices substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Branch Offices, provided, however, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Branch Offices;

        (b) cooperate with and assist Purchaser in ensuring the orderly transition of the business of the Branch Offices to Purchaser from Seller; and

        (c) maintain the Real Property, the leased Branch Office locations and the Personal Property in their current condition, ordinary wear and tear excepted.

Section 7.4.   No Solicitation.

        (a) After the execution of this Agreement, Seller will take reasonable steps to avoid causing Branch Office customers to transfer all or part of their Deposit or Loan business from the Branch Offices and for a period of one year after the Closing Date Seller will use its reasonable best efforts to avoid specifically targeting and soliciting customers assigned to the Branch Offices utilizing any customer or mailing list which consists primarily of such customers, provided, however, that these restrictions shall not restrict general mass mailings, telemarketing calls, statement stuffers and other similar communications directed to all the current customers of Seller or Seller's affiliates, or to the public, or newspaper, radio or television advertisements of a general nature, or otherwise prevent Seller from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations. In addition, these restrictions shall not restrict (i) the solicitation of customers whose accounts are normally established or maintained in offices other than the Branch Offices; (ii) the ability of Seller to install, operate and serve customers' needs through automated teller machines at any location; or (iii) the solicitation of customers whose accounts are excluded by either Purchaser or Seller from the transactions contemplated by this Agreement. The obligations of the parties hereunder shall survive the closing for a period of one year. In order to facilitate Seller's compliance with the restrictions in this Section 7.4, Purchaser will give prompt notice to Seller of any mailing or other form of marketing that it determines is not consistent with such restrictions.

        (b) Prior to the Closing Date, Purchaser shall not attempt directly to solicit holders of Deposit Liabilities and/or the primary obligors under the Loans (collectively, the "Branch Customers") through advertising specifically referencing or targeted to such Branch Customers nor transact its business in a way which would specifically induce such Branch Customers to close Deposit Liability accounts and open accounts directly with Purchaser or which would otherwise result in the transfer of all or a portion of an existing Deposit Liability from Seller. Notwithstanding the foregoing sentence, Purchaser and its affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at the Branch Customers, (ii) engage in lending, deposit, safe deposit, trust or other financial services relationships existing as of the date hereof with the Branch Customers through other branch offices of Purchaser, (iii) respond to unsolicited inquiries by the Branch Customers with respect to banking or other financial services and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

Section 7.5.   Branch Office Operations.

        Notwithstanding the foregoing, between the date of this Agreement and the Effective Time, and except as may be otherwise required by a governmental or regulatory authority, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

        (a) cause any Branch Office to engage or participate in any material transaction or incur or sustain any obligation which is material to its business, condition or operation;

        (b) cause any Branch Office to transfer to Seller's other operations any Loans or any material amount of other Transferred Assets, except for (i) supplies, if any, which have unique function in Seller's business and ordinarily would not be useful to Purchaser, (ii) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices and (iii) signs, or those parts thereof, bearing the name and/or logo of Seller or financial institutions acquired by Seller;

        (c) except in the ordinary course of business at the unsolicited request of depositors (i) cause the Branch Offices to transfer to Seller's other operations any Deposit Liabilities or (ii) cause any of Seller's other operations to transfer to the Branch Offices any Deposit Liabilities;

        (d) invest in any fixed assets on behalf of any Branch Office and in replacements of furniture, furnishings and equipment except for normal maintenance and refurbishings purchased or made in the ordinary course of business;

        (e) enter into or amend any continuing contract (other than Deposit Liabilities and Loans) relating to the Branch Offices, which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium or other compensation for termination, or which is not made in the ordinary course of business;

        (f) undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with customers of the Branch Offices and with Employees, unless such actions are required or permitted by this Agreement;

        (g) hire into a Branch Office (other than to replace a departing Employee and/or to bring the number of Employees at the Branch Offices to normal staffing levels), increase the compensation of any Employee, or promote any of the Employees, except where any such action is pursuant to and consistent with Seller's customary procedures and policies;

        (h) make any material change to its customary policies for setting rates on deposits offered at the Branch Offices;

        (i) amend or modify any of its promotional, deposit account, or Loan practices at the Branch Offices, other than amendments or modifications in the ordinary course of business in accordance with amendments or modifications undertaken at Seller's branches other than the Branch Offices;

        (j) enter into any employment, severance, termination, or change in control contract or understanding with any Employee;

        (k) reduce the service charges on any deposit product or fee-based product (e.g. safe deposit boxes, money orders, cashier's checks), unless such reduction is implemented generally in Seller's other branches;

        (l)    lease or sublease any space in any of the Branch Offices; or

        (m) undertake any actions which would result in a Title Defect or fail to take any action to remove or cure a Title Defect caused by Seller after the date hereof.

Section 7.6.      Corporate and Other Consents.

         (a) Seller shall use its reasonable best efforts to secure all necessary corporate and other non-regulatory consents, except those involving Purchaser, and Purchaser shall use its reasonable best efforts to secure all necessary corporate and other non-regulatory consents, except those involving Seller.

        (b) (i) Seller shall use its reasonable best efforts (which shall not require Seller to pay any money or other consideration to any person or to initiate any claim or proceeding against any person) to cause every landlord under a Real Property Lease, the consent of which is required under the terms of such Real Property Lease to the assignment of such Real Property Lease to Purchaser, to execute in favor of Purchaser a Landlord Consent.

               (ii) Purchaser shall provide such financial and other information as shall be reasonably requested by landlords under the Real Property Leases in connection with obtaining the Landlord Consents. Notwithstanding anything to the contrary contained herein, Purchaser agrees that the form of Landlord Consent with respect to a Real Property Lease may be modified at the request of a landlord to incorporate any and all conditions, terms and agreements such landlord may reasonably require with respect to such landlord's required consent to the assignment of such Real Property Lease to Purchaser, provided that such conditions, terms and agreements do not constitute a material modification or alteration of the terms, covenants and conditions of such Real Property Lease or otherwise impose any burden on Seller or Purchaser not otherwise contemplated by such Real Property Lease.

               (iii) Notwithstanding anything to the contrary contained in this Agrement, Seller's failure to obtain a Landlord Consent from a landlord under a Real Property Lease after using its reasonable best efforts to obtain the same shall not entitle Purchaser to terminate this Agreement and Purchaser shall remain obligated to perform all of its obligations hereunder with respect to the applicable Branch Office, including without limitation the assumption of the Deposit Liabilities relating thereto and the payment of the full Purchase Price without any reduction or adjustment, but excluding only its obligation to assume such Real Property Lease.

               (iv) If Seller shall be unable to deliver a Landlord Consent with respect to a Real Property Lease, Seller shall (a) make available to Purchaser the space necessary for the operations of the applicable Branch Office for a cost equal to the rent and other amounts payable under such Real Property Lease and (b) indemnify and hold harmless Purchaser against any cost and expense (including reasonable attorneys' fees) relating to any claim, proceeding or action which may be commenced by the applicable landlord, but in no event shall Purchaser be indemnified for its actual or consequential damages or nonlitigation costs or expenses relating to or arising from its eviction from such space or relocation of such Branch Office. If Seller is unable to deliver a Landlord Consent with respect to a Real Property Lease, Purchaser shall be free to seek alternative space and shall not incur any liability to the landlord or to Seller if it vacates the applicable leased Branch Office. Any indemnification obligation of Seller pursuant to this Section 7.6(b)(iv) shall be in addition to the obligations of Seller pursuant to Section 4.1 of this Agreement.

Section 7.7  Condemnation or Casualty.

        Notwithstanding anything to the contrary contained in this Agreement, in the event that a Branch Office suffers a casualty loss or condemnation or similar proceedings begin, Purchaser shall remain obligated to complete the transactions contemplated hereby without abatement of the Purchase Price, provided, however:

        (a) in the event of a condemnation, Seller shall assign to Purchaser its damage claim and/or pay Purchaser the amount of any payments it receives from the condemning authority;

        (b) purchaser may elect not to assume any Real Property Lease with respect to an affected Branch Office; and

        (c) to protect against a casualty loss, Purchaser shall assume the risk of loss from and after the date of this Agreement and shall insure the improvements at the Branch Offices and the Personal Property for their full insurable value.

Section 7.8.   Data Processing Services.

        Each party hereto agrees to provide to the other data processing and transfer services as shall be reasonably necessary for the conversion and transfer of information concerning the Deposit Liabilities and the Loans into Purchaser's data processing system. As soon as practicable after execution of this Agreement, each party hereto shall provide to the other computer file instructions which maintain information on the deposit and loan accounts, together with operational procedures necessary to implement the transfer of the information to Purchaser. Seller and Purchaser shall each designate an individual to serve as liaison from the date hereto through the Closing Date concerning operational matters. Seller shall continue to provide post-closing assistance to Purchaser as may be reasonably necessary.

Section 7.9.   Public Announcements.

        Seller and Purchaser agree that, from the date hereof, neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated hereby without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the Employees and agree that prior to the Effective Time no announcements or communications with the Employees shall be made without the prior approval of Seller.

Section 7.10.  Tax Reporting.

        Seller shall comply with all tax reporting obligations in connection with transferred assets and liabilities on or before the Effective Time, and Purchaser shall comply with all tax reporting obligations with respect to the transferred assets and liabilities after the Effective Time.

Section 7.11.  Actions With Respect to IRA and Keogh Plan Deposit Liabilities.

        Seller shall (i) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each IRA Deposit Liability and Keogh Plan Deposit Liability of which it is the trustee or custodian, (ii) to the extent permitted by the documentation governing each such IRA or Keogh Plan and applicable law, appoint Purchaser as successor trustee or custodian, as applicable, of each such IRA or Keogh Plan, and Purchaser agrees to accept each such trusteeship or custodianship and assume all fiduciary obligations with respect thereto as of the close of business on the Closing Date, and (iii) deliver to the IRA grantor or Keogh Plan named fiduciary of each such IRA or Keogh Plan such notice of the foregoing as is required by the documentation governing each such IRA or Keogh Plan or applicable law. If, pursuant to the terms of the documentation governing any such IRA or Keogh Plan or applicable law, (i) Seller is not permitted to name Purchaser as successor trustee or custodian or the IRA grantor or Keogh Plan named fiduciary objects in writing to such assignment, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or (ii) such IRA or Keogh Plan includes assets, which are not Deposit Liabilities of Seller and are not being transferred to Purchaser, and the assumption of the deposit liabilities of Seller included in such IRA or Keogh Plan would result in a loss of qualification of such IRA or Keogh Plan under the Code or applicable regulations, all Deposits Liabilities of Seller held under such IRA or Keogh Plan shall be excluded from the Deposit Liabilities (such excluded Deposit Liabilities being herein called the "Excluded IRA/Keogh Deposit Liabilities").

                                  ARTICLE VIII

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

        The obligation of Purchaser to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions.

Section 8.1.      Representations and Warranties True.

         The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for any representation and warranty which specifically relates to an earlier date and any changes permitted by the terms hereof or consented to by Purchaser.

Section 8.2.      Obligations Performed.

         Seller shall (i) deliver or make available to Purchaser those items required by Section 3.2 hereof and (ii) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 8.3.      Regulatory Approvals.

         The approval or consent of all governmental or regulatory agencies whose approval or consent is required for the consummation of the transactions contemplated hereby by Purchaser and Seller shall have been obtained by Purchaser and Seller, respectively, and all necessary conditions, including any additional governmental approvals, permissions or consents, if any, including the giving of all legally required notices and the expiration of all legally required waiting or protest periods, of or relating to such approvals and consents shall have been met (all of such approvals and consents being herein collectively called the "Regulatory Approvals"), and such Regulatory Approvals shall include no condition or requirement that, individually or in the aggregate, would (i) result in a material adverse effect on Purchaser or (ii) reduce the benefits to Purchaser of the transactions contemplated by the Agreement in so material a manner that it would not have entered into this Agreement had such condition or requirement been known as of the date hereof.

                                   ARTICLE IX

                       CONDITIONS TO SELLER'S OBLIGATIONS

        The obligation of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions.

Section 9.1.   Representations and Warranties True.

        The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for any representation and warranty which specifically relates to an earlier date and any changes permitted by the terms hereof or consented to by Seller.



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

Section 9.2.   Obligations Performed.

        Purchaser shall (i) deliver to Seller those items required by Section
3.2 hereof and (ii) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 9.3.   Regulatory Approvals.

        The Regulatory Approvals shall have been obtained, and such Regulatory Approvals shall include no condition or requirement that, individually or in the aggregate, would (i) result in a material adverse effect on Seller or (ii) reduce the benefits to Seller of the transactions contemplated by the Agreement in so material a manner that it would not have entered into this Agreement had such condition or requirement been known as of the date hereof.

Section 9.4.   Consummation of the Parent Merger.

        The Parent Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement.

                                    ARTICLE X

                                   TERMINATION

Section 10.1.  Methods of Termination.

        This Agreement may be terminated in any of the following ways:

        (a) by Seller if the Closing has not occurred on or before June 30, 1998 (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein), unless reasonably extended by Seller after reasonable notice to Purchaser to a date which is not later than 180 days after consummation of the Parent Merger;

        (b) at any time on or prior to the Effective Time by the mutual consent in writing of Purchaser and Seller;

        (c) by Purchaser in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Seller or waived in writing by Purchaser prior to the date fixed for Closing (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

        (d) by Seller in writing if the conditions set forth in Article IX of this Agreement shall not have been met by Purchaser or waived in writing by Seller prior to the date fixed for Closing (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

        (e) any time prior to the Effective Time, by Seller or Purchaser in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 15 calendar days after the giving of notice to the breaching party of such breach or the Effective Time, provided, however, that there shall be no cure period in connection with any breach of Section 7.2 hereof, so long as such breach by Purchaser was not caused by any action or inaction of Seller, and Seller may terminate this Agreement immediately if regulatory applications are not filed within 16 calendar days after the date of this Agreement as provided in that section;

        (f) by Seller in writing at any time after any applicable regulatory authority has denied approval of any application of Purchaser for a Regulatory Approval; or

        (g) by either Purchaser or Seller in writing if the Parent Merger Agreement is terminated in accordance with its terms.

Section 10.2.  Procedure Upon Termination.

        In the event of termination pursuant to Section 10.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein,

        (a) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same;

        (b) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons; and

        (c) each party will pay its own expenses.

Section 10.3.     Payment of Expenses.

         Should the transactions contemplated herein not be consummated because of a party's intentional or grossly negligent breach of this Agreement, in addition to such damages as may be recoverable in law or equity and as otherwise provided herein, the other party shall be entitled to recover from the breaching party upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

Section 10.4.     Liquidated Damages.

         It is understood and agreed that if the Closing does not occur on or before the date specified in Section 10.1(a) (as may be extended in the sole discretion of Seller pursuant to such section, the "Termination Date") actual damages will be sustained due to the necessity of converting and merging data relating to the Branch Offices to be sold hereunder, and that such damages will be uncertain and difficult to ascertain. It is thus agreed and understood by Purchaser and Seller that should the Closing fail to occur on or before the Termination Date for any reason whatsoever other than (i) a failure of Seller to materially comply with its representations, warranties, covenants or other agreements contained herein and (ii) a failure of Purchaser to obtain a Regulatory Approval (provided that such failure is not due to Purchaser's breach of a covenant or other agreement contained herein), then Purchaser shall pay to Seller, upon demand, the sum of $100,000 per day as liquidated damages for each day after July 6, 1998 that the Closing does not occur, up to a maximum of 20 calendar days. Purchaser and Seller agree that said sum would be reasonable and just compensation for the delay and not be punitive. Nothing contained in this
Section 10.4 shall preclude Seller from also exercising its rights under Article X of this Agreement at any time after June 30, 1998.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

Section 11.1.  Completion of the Parent Merger.

        Seller and Purchaser acknowledge that the completion of the transactions contemplated by this Agreement are contingent and dependent upon consummation of the Parent Merger. In the event that this Agreement is terminated as provided in
Section 10.1(g), upon such termination neither party shall be obligated in any way to the other.

Section 11.2.  Expenses.

        Except as otherwise provided herein, Seller and Purchaser each shall pay all of their own out-of-pocket expenses in connection with this Agreement, including appraisal, accounting, consulting, professional and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated. Purchaser shall pay all (a) recording, filing or other fees, costs and expenses (including fees, costs and expenses for (i) preparation of title certificates or searches, surveys, inspections, environmental audits or other investigations, (ii) filing of any forms (including without limitation tax forms) with governmental instrumentalities in connection with the transfer of the Real Property or the Personal Property and (iii) recording instruments or documents evidencing any transfers of interests in Real Property), and (b) costs and expenses relating to the preparation, execution and recording of assignments of mortgages, financing statements, notes, security agreements or other instruments applicable to or arising in connection with the transfer, assignment or assumption of the Loans (and mortgages, financing statements, notes, security agreements and other instruments relating thereto), the Real Property, the Real Property Leases or the Personal Property.

Section 11.3.  Amendment and Modification.

        The parties hereto, by mutual consent, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 11.4.  Waiver or Extension.

        Except with respect to the Regulatory Approvals, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

Section 11.5.  Successors and Assigns.

        (a) This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations here under shall be assigned by either of the parties hereto without the prior written consent of the other.

        (b) This Agreement and all of the provisions hereof shall be binding upon Bank of New Hampshire ("BNH"), a wholly-owned subsidiary of PHFG, upon consummation of the merger of Seller with and into BNH (the "Bank Merger") pursuant to an Agreement and Plan of Merger, dated as of December 15, 1997, between Seller and BNH. It is understood and agreed by the parties hereto that PHFG currently intends to cause consummation of the Bank Merger substantially concurrently with consummation of the Parent Merger but that it is not obligated to do so. In the event of consummation of the Bank Merger, BNH, in its capacity as successor to CFX Bank, shall be deemed to be the Seller for all purposes of this Agreement.


Section 11.6.  Confidentiality.

        Seller and Purchaser agree that the Confidentiality Agreement, dated as of March 6, 1998, between Seller and Purchaser shall survive the execution hereof and the consummation of the transactions contemplated hereby.

Section 11.7.  Addresses for Notices, Etc.

        All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) deposited in the United States Mail by registered or certified mail, return receipt requested,
(c) sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or
(d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

        If to Seller:

               Peoples Heritage Financial Group, Inc.
               P.O. Box 9540
               One Portland Square
               Portland, Maine 04112-9540
               Attn:    Carol L. Mitchell
                        Executive Vice President, General Counsel and Secretary
               Fax:     207-761-8587

                        With a copy to:

               Elias, Matz, Tiernan & Herrick L.L.P.
               734 15th Street, N.W.
               Washington, DC  20005
               Attn:    Gerard L. Hawkins, Esq.
               Fax:     202-347-2172

        If to Purchaser:

               First Essex Bank, FSB
               71 Main Street
               P.O. Box 2070
               Andover, Massachusetts 01810
               Attn:    Leonard A. Wilson
                        President and Chief Executive Officer
               Fax:     978-623-0943

                        With a copy to:

               Foley, Hoag & Eliot, LLP
               One Post Office Square
               Boston, Massachusetts 02109-2170
               Attn:    Peter W. Coogan, Esq.
               Fax:     617-832-7000





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

Section 11.8.  Counterparts.

        This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9.  Headings.

        The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof or affect in any way the meaning or interpretation of this Agreement.

Section 11.10. Governing Law.

        This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Hampshire.

Section 11.11. Sole Agreement.

        Except for the confidentiality agreement between Seller and Purchaser, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 11.12. Parties in Interest.

        Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

Section 11.13. Specific Performance.

        The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the non-breaching party would suffer irreparable harm in the event of such breach and that the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

                           FIRST ESSEX BANK, FSB



                           By:    /s/ Leonard A. Wilson
                                  ----------------------------------------------
                                  Name:   Leonard A. Wilson
                                  Title:  President and Chief Executive Officer

                           CFX BANK



                           By:   /s/ Peter J. Baxter
                                 -----------------------------------------------
                                  Name  Peter J. Baxter
                                  Title:   Vice Chairman



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